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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                          Kentucky First Bancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    491290102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ X ]     Rule 13d-1(b)

        [   ]     Rule 13d-1(c)

        [   ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               PAGE 1 OF 12 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   491290102                                      13G                   Page  2  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 12 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   491290102                                      13G                   Page  3  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company (formerly named John Hancock Mutual Life Insurance Company)
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 12 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   491290102                                      13G                   Page  4  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 12 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   491290102                                      13G                   Page  5  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 12 PAGES





-----------------------------------------                                        --------------------------------------
CUSIP No.   491290102                                      13G                   Page  6  of  12  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 12 PAGES




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Kentucky First Bancorp, Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      306 North Main Street
                      Cynthiana, KY  41031

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This  filing is made on behalf of John  Hancock  Financial
                      Services,   Inc.  ("JHF"),   JHF's  direct,   wholly-owned
                      subsidiary,    John   Hancock   Life   Insurance   Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock  Subsidiaries,   Inc.  ("JHSI"),   JHSI's  direct,
                      wholly-owned  subsidiary,  The Berkeley  Financial  Group,
                      Inc.  ("TBFG") and TBFG's  wholly-owned  subsidiary,  John
                      Hancock Advisers, Inc. ("JHA").

                      Effective  February  1,  2000,  JHF  became  the parent of
                      JHLICO,  formerly named John Hancock Mutual Life Insurance
                      Company.

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHF, JHLICO and JHSI are located at John Hancock Place,  P.O. Box 111,  Boston,  MA
                      02117. The principal  business offices of TBFG and JHA are located at 101 Huntington  Avenue,  Boston,  Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO  was  organized  and  exists  under the laws of the
                      Commonwealth  of  Massachusetts.  JHF, JHSI,  TBFG and JHA
                      were  organized  and exist  under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      -------------
                      491290102

         Item 3       If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b),
                      ----------------------------------------------------------------------
                      check whether the person filing is a:
                      -------------------------------------

                      JHF:          (g) (X) Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined inss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G).


                               PAGE 7 OF 12 PAGES



                      JHSI:         (g) (X) Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered underss.203 of the Investment
                                            Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)  Amount Beneficially Owned:  -0-
                           -------------------------

                      (b)    Percent of Class: 0%
                             ----------------

                      (c)    (i)  sole power to vote or to direct the vote:

                                                                                                      Date of
                                                                                    Number            Advisory
                                Fund Name                                           of Shares         Agreement
                                ---------                                           ---------         ---------

                             John Hancock Regional Bank Fund                             0           July 1, 1996


                             (ii)   shared power to vote or to direct the vote:  -0-

                             (iii)  sole power to dispose or  to direct the disposition of: -0-

                             (iv)   shared power to dispose or to direct the disposition of:   -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Reporting person owns five percent of less of common stock

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.

         Item 7       Identification and Classification of the Subsidiary which Acquired the Security Being
                      -------------------------------------------------------------------------------------
                      Reported on by the Parent Holding Company:
                      ------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the  undersigned  certifies  that, to the best of its knowledge and belief, the securities  referred to above were acquired in the ordinary  course of business and were not  acquired  for the purpose of and do not have the effect of changing or  influencing  the control of the issuer  of  such  securities  and  were  not  acquired  in connection  with or as a  participant  in any  transaction having such purpose or effect.





                               PAGE 8 OF 12 PAGES




                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: August 31, 2000                               Title:   Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Second Vice President

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Second Vice President

                                                     The Berkeley Financial Group, Inc.

                                                     By:
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary

                                                     John Hancock Advisers, Inc.

                                                     By:
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary


                               PAGE 9 OF 12 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                                     John Hancock Financial Services, Inc.

                                                     By:
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: August 31, 2000                               Title:   Secretary

                                                     John Hancock Life Insurance Company

                                                     By:
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Second Vice President

                                                     John Hancock Subsidiaries, Inc.

                                                     By:
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Second Vice President

                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary

                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary



                               PAGE 10 OF 12 PAGES



EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John
Hancock Advisers, Inc. agree that the Terminated Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Common Stock of Kentucky
First Bancorp, Inc. is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: August 31, 2000                               Title:   Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Second Vice President

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Assistant Secretary

                                                     The Berkeley Financial Group, Inc.

                                                     By:
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary

                                                     John Hancock Advisers, Inc.

                                                     By:
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary


                               PAGE 11 OF 12 PAGES


EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John
Hancock Advisers, Inc. agree that the Terminated Schedule 13G (Amendment No. 1) to which this Agreement is attached, relating to the Common Stock of Kentucky
First Bancorp, Inc. is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: August 31, 2000                               Title:   Secretary

                                                     John Hancock Life Insurance Company

                                                     By:
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Second Vice President

                                                     John Hancock Subsidiaries, Inc.

                                                     By:
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: August 31, 2000                               Title:   Assistant Secretary

                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary

                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated: August 31, 2000                               Title:   Vice President & Secretary
                               PAGE 12 OF 12 PAGES
